EXHIBIT 99.1

                   LATITUDE SOLUTIONS APPOINTS RAY HARLOW COO

Aug 17, 2011 -- Latitude Solutions announced that Ray Harlow, who has served as Latitude Energy Services' CEO, has been named as Chief Operating Officer of Latitude Solutions.

In a release, Harvey Kaye, Chief Executive Officer for LSI said, "With the increasing scope of the Company's operations across its various market segments, oil and gas, mining and industrial and maritime, the need for the coordination of operations at the corporate level is now necessary.

"Mr. Harlow's operational expertise while Chairman and Senior Managing Director of Sun International, a $3 billion subsidiary of Sun Oil Company, and his experience operating multiple international companies provides the background necessary to oversee the company's strategic growth plan.

"Having worked in the oil and gas industry for almost 40 years, I recognize how significant our breakthrough water technologies are to the oil and gas industry's expansion of drilling in shale opportunities as well as the operations in the markets served by the Company's other divisions.

"I am delighted to work in such a professional and collegial organization and to contribute to the growth, development and success of the Company."

Latitude Solutions is a holding company whose proprietary technologies and operations reside in four subsidiaries. Latitude Clean Technology Group provides products, processes and solutions for contaminated water applications. Latitude Energy Services provides marketing, operation and service of the Company's clean water technologies to the oil and gas industry. Latitude Maritime Solutions' principal area of focus is the marketing and implementation of LSI's propriety Electro Precipitation, Integrated Water Systems technologies for the maritime industry and Latitude Mining Solutions focuses on the Mining Industry. GPS Latitude is the Company's technology/software/hardware group, which provides wireless telemetry/live video streaming security products to mobile assets and people.